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                                                                   EXHIBIT 10.52

                                (COMPANY LOGO)

January 1, 1997

Charles Romilly Esq.
5 Poyntz Road
Battersea
London SW11 5BH

Dear Charles:

I am pleased to offer to you the position we discussed for a minimum contract period of 16 months. I have described below the terms of such employment. If you would like to accept this position, please sign and return the attached copy of this letter.

The following particulars are given to you pursuant to Part 1 of the Employment Protection (Consolidation) Act 1978 (as amended by subsequent legislation).

1.   The parties are as follows:

     Your employer ("The Employer") is:

     IFX Ltd.
     American House, 2 America Square
     London EC3N 2LU

Name and address of employee ("The Employee") is:

     As Above.

2.   Description of employment:

     Your job title is Director and Company Secretary.

     Your responsibilities will be those of a Salesperson as well as a Company Secretary and Director. Your duties will be typical for someone of such a position, and may include specific duties that may be assigned to you in the future by the Board of Directors, as appropriate for someone of this position. It is understood that the position of Company Secretary is a part-time position, with the balance of your time spent in the sales function.

3.   Place of employment.

                             (COMPANY LETTERHEAD)


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          Your working hours will be 8:00 a.m. to 6:00 p.m., Mondays to Fridays inclusive, although you may be required to work outside of these hours and days, when the needs of the business so dictate.

     (c) Holidays.

          (i) You are entitled to bank and other public holidays, plus twenty five (25) working days holiday with pay each year.

          (ii) The qualification year for holiday purposes is from 1st January to 31st December inclusive and all holidays must be taken within this period and at a time convenient to the Employer.

     (d) Sickness and injury.

          (i) If you are absent from work due to sickness or injury you must inform Barrie Swift as soon as possible during the first working day.

          (ii) For periods of sickness or injury between 4 and 6 days the Employee must produce a self-certification certificate and a doctor's certificate covering longer periods of absence from work. The Employer reserves the right to request that the Employee present doctors certificates for periods of less than 6 days absence. Any expenses incurred by the Employee in compliance with such request will be reimbursed by the Employer.

          (iii) The Employer will pay the Employee's salary during periods of sickness or illness for up to six (6) weeks in any period of twelve (12) months (thereby discharging the Employer's liability to pay statutory sick pay) less any sickness or injury benefits received by the Employee from the DHSS or monies received under any health insurance schemes.

          (iv) Should the Employee remain absent after the expiry of this period the Employer will review individual cases and may continue to pay a proportion of the salary for such period as it may determine. See(f)(iii) below for further details.

          (v) Absence due to maternity leave will not be subject to (iii) above and the statutory regulations will apply.

          (vi) If the Employee is absent through sickness or injury as a result of action by a third party and a successful claim is made against the third party, the Employer reserves the right to claim from the Employee a


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     The place of your employment is America House, 2 America Square, London
     EC3N2LU, or wherever the headquarters of IFX, Ltd. are located.

4.   Commencement of employment:

     (a) The date of commencement of employment will be Thursday 2nd January
         1997,

     (b) No employment with a previous employer counts as part of your period of continuous employment.

5. The following are the particulars of your employment as at the date of this letter:
     (a) Remuneration.
         (i) The rate of your remuneration is a salary of (POUNDS)25,000 per annum, paid monthly in arrears.
         (ii) Your remuneration will be increased to (POUNDS)65,000 with effect from 1st January 1998.
         (iii) You will be entitled to receive a bonus of 2.625% of the Net Income of the Company, before employee bonuses, payout to the Partners and Corporation Tax, but after the discretionary bonus described in (iv) below and, for the first 12 months, a monthly reduction of $4,200. Employer National Insurance will be deducted from any such payment. A monthly draw of approximately (POUNDS)2,500 may be taken against this bonus accrual. The remainder of the bonus will be paid each quarter, after the books have been closed. If the business you introduce (as mutually agreed upon by the Board of Directors) exceeds 20% of the Company's business, defined by gross revenue on a quarterly basis, your bonus will increase to 5% for that period.
         (iv) You will be entitled to receive a discretionary bonus, to be determined by the Board of Directors at the end of this contract. In determining the amount of this bonus, the Board of Directors will review all accounts which you have directly or indirectly introduced to the Company, applying a benchmark of $15 per million traded and using its discretion to adjusted the bonus up or down depending on the profitability of each such account and your level of assistance in attracting and maintaining the account. This bonus will be paid to you, after deducting National Insurance, by the 31st of May, 1998.
         (v) You will be entitled to receive 50% of the net futures and options commissions paid by clearing clients and 15% of any execution commissions paid by give-up clients introduced by yourself to the Company.
         (vi) In the event that you find a purchaser for some or all of the Company's shares or you introduce a new shareholder you will be entitled to receive a fee amounting to 4% of the total consideration.
     (b) Hours.

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          sum representing the amount received as salary by the Employee during his or her absence.

     (e) The Employer will provide private health insurance.

     (f) Notice.

         (i) This contract will be reviewed before 30th of April, 1998. In the event that this contract is terminated at such time, you will be entitled to receive a one-time severance payment of (POUNDS)65,000, payable to you or your designee. You will also be entitled to receive monthly volume credit rebates of $15 per million (or such amount as may be agreed by yourself and the Board of Directors, based on the profitability of these accounts) on the Ashraf, Joe Lewis and EBT accounts (including the related sub-accounts of these three customers) for two years following the termination of this contract, provided you do not elect to take such accounts with you. Additionally, you will continue to receive payments for commissions on futures, options of futures and give-ups (as described in (a)(v) above) for two years. All such payments (the trails and the one time severance payment) are subject to compliance with the terms of the non-competition clause as set forth below in (g). Management may elect to extend these payments beyond the two year period, based upon its assessment of your participation in that business remaining at the Company following your departure.

         (ii) In the case of gross misconduct the Employer reserves the right to instant dismissal.

     (g) Confidentiality and Non-Competition.

         By acceptance of your employment with the Company you agree, at any time, whether during your employment or at any time after its termination, not to:

         (i) Divulge or communicate any trade secrets of the Employer to any person, firm or company whatsoever.

         (ii)  Divulge the names and addresses of any customers of the Employer.

         (iii) Take any steps which may prejudice or harm the business of the Employer and you agree to use your best endeavors to prevent the publication of or disclosure of any information concerning matters of the Employer.

         (iv) Solicit any customers of Company, as defined by the active customer list at the time of termination of this contract, for a period of not less than two years from such date, except that you may elect to take the Ashraf, Joe Lewis and EBT accounts, including the related sub-


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               accounts with you in lieu of receiving the $15 per million trail on these accounts, as described in (f)(l) above. Failure to comply with this requirement would result in severe damage to the Company, and accordingly, the Company would seek remedy in a court of law.

         On termination of your employment you will procure that all papers, documents and other property which may be in your possession relating to the Employer, its business or affairs and any copies thereof shall be handed back to the Employer on demand.

     (h) Disciplinary Rules and Grievance Procedure.

         If you have any grievance relating to your employment then you should raise it direct with myself.

     (i) Amendments.

         These particulars may be changed by written notice to the Employee.

Yours sincerely,

/s/ Allyson Laackman

For and on behalf of IFX Ltd.

Allyson Laackman

Chairman

I delightedly and with extreme pleasure accept the terms of employment as set forth in this document.

/s/ Charles Romilly
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